UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 12, 2006
Graham Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

20 Florence Avenue, Batavia, New York	14020

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On June 12, 2006, William C. Johnson resigned from the position of President and Chief Executive Officer of Graham Corporation (the “Company”). On such date, Mr. Johnson also informed the Board of Directors that he would not seek an additional term as a Director following the expiration of his current term at the 2006 Annual Meeting of Stockholders.
     On June 14, 2006, the Company’s Board of Directors appointed James R. Lines as the Company’s President and Chief Operating Officer. Mr. Lines was also nominated for election as a Director at the 2006 Annual Meeting of Stockholders.
     Mr. Lines, age 45, has been with the Company since 1984. Since December 2004, Mr. Lines has been the Company’s Vice President and General Manager. Mr. Lines has also held the positions of Vice President of Engineering and Vice President of Sales and Marketing. Prior to his senior management positions, he was an application engineer, sales engineer and product supervisor. Mr. Lines holds a Bachelor of Science degree in Aerospace Engineering from the University of Buffalo.
     The Company is a party to an employment agreement with Mr. Lines executed in December 1993 and amended in September 1996. The employment agreement provides that Mr. Lines will receive a minimum base salary and customary benefits. Mr. Lines is also eligible under such employment agreement to receive discretionary bonuses. The employment agreement automatically renews such that it always has a one-year term remaining, unless Mr. Lines or the Company elect not to extend the term further, in which case the term will end on the first anniversary of the date on which notice of such election not to extend is given. If not terminated sooner, the agreement will end on the last day of the month in which Mr. Lines turns 65. The employment agreement also contains a 12-month covenant not to compete or interfere in certain of the Company’s business relationships if Mr. Lines resigns for reasons other than a material breach of the agreement by the Company, if Mr. Lines departs from the Company without the approval of the Board of Directors, or if Mr. Lines is discharged for cause. Mr. Lines’ employment agreement also provides that, upon dismissal without cause, the Company will (i) pay Mr. Lines compensation due him to the date of termination, including any accrued bonus, (ii) pay Mr. Lines a payment equal to 12 months’ base salary, (iii) provide Mr. Lines continuing health care coverage for a period of 36 months following the effective date of termination, and (iv) pay for certain outplacement services. In the event of any sale, merger or any form of business combination affecting the Company, Mr. Lines’ Employment Agreement requires the Company to obtain its express written assumption by the acquiring or surviving entity.
Item 8.01. Other Events.
     On June 15, 2006, the Company issued a press release announcing the resignation of William C. Johnson as its President and Chief Executive Officer and the appointment of James R. Lines as its President and Chief Operating Officer. The Company’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1
Press Release dated June 15, 2006 of Graham Corporation announcing the resignation of William C. Johnson as the Company’s President and Chief Executive Officer and the appointment of James R. Lines as the Company’s President and Chief Operating Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: June 15, 2006	By:	/s/ J. Ronald Hansen

J. Ronald Hansen
Vice President – Finance & Administration and
Chief Financial Officer